PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces First Quarter 2021 Results
•Estimated combined risk-based capital ("RBC") ratio between 500% and 520%; holding company liquid assets of $1.6 billion
•The company repurchased $123 million of its common stock year-to-date through May 7, 2021
•Annuity sales increased 8% over the first quarter of 2020
•Life sales increased 44% over the first quarter of 2020
•First quarter 2021 net loss available to shareholders of $610 million, or $6.96 per diluted share
•First quarter 2021 adjusted earnings, less notable items*, of $428 million, or $4.86 per diluted share

CHARLOTTE, NC, May 10, 2021 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the first quarter ended March 31, 2021.
First Quarter 2021 Results
The company reported a net loss available to shareholders of $610 million in the first quarter of 2021, or $6.96 per diluted share, compared with net income available to shareholders of $4,950 million in the first quarter of 2020. During the quarter, as a result of the favorable markets, the value of our hedges decreased, as expected. Due to being accounted for as insurance liabilities as required under U.S. GAAP, certain corresponding liabilities are less sensitive to market movements and, therefore, did not fully offset the decrease in the value of our hedges.
The company ended the first quarter of 2021 with common stockholders' equity ("book value") of $13.7 billion, or $157.26 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $10.3 billion, or $118.24 per common share.
For the first quarter of 2021, the company reported adjusted earnings* of $385 million, or $4.36 per diluted share, compared with adjusted earnings of $211 million, or $2.01 per diluted share, in the first quarter of 2020.

_______________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the First Quarter 2021 Brighthouse Financial, Inc. Financial Supplement and/or the First Quarter 2021 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted earnings for the quarter reflected $43 million after tax of unfavorable notable items, or $0.49 per diluted share, including:

•$29 million unfavorable impact related to actuarial system conversions associated with the company's transition to its future state platform, and
•$14 million for establishment costs related to planned technology and other expenses associated with the company's separation from its former parent company.

Corporate expenses in the first quarter of 2021 were $203 million, down from $236 million in the fourth quarter of 2020, both on a pre-tax basis.
Annuity sales increased 8% quarter-over-quarter, driven by higher sales of Shield Level Annuities and variable annuities with FlexChoice Access. Annuity sales decreased 28% sequentially, mainly driven by lower sales of fixed deferred annuities, which offset the growth in Shield Level Annuities and variable annuities with FlexChoice Access. Life sales increased 44% quarter-over-quarter and 53% sequentially.

During the first quarter of 2021, the company repurchased $68 million of its common stock, with an additional approximately $55 million of its common stock repurchased, on a trade date basis, through May 7, 2021. Since the announcement of the company's first stock repurchase authorization in August 2018, the company has repurchased $1,144 million of its common stock, on a trade date basis, through May 7, 2021.

"Brighthouse Financial reported strong results in the first quarter of 2021, including maintaining balance sheet strength, delivering solid sales, prudently managing our expenses and repurchasing more of our common stock,” said Eric Steigerwalt, president and CEO, Brighthouse Financial.

"I am very pleased with our sales results in the quarter. We reported record sales of both our flagship Shield Level Annuities and our variable annuities with FlexChoice Access. In addition, we grew life sales 44% on a quarter-over-quarter basis,” Steigerwalt continued. “Reflecting on the quarter, I could not be prouder of the contributions from our employees and distribution partners to our strong results."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	March 31, 2021		March 31, 2020
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$(610)	$(6.96)	$4,950	$47.11
Adjusted earnings (1)	$385	$4.36	$211	$2.01
Adjusted earnings, less notable items (1)	$428	$4.86	$273	$2.60
Weighted average common shares outstanding - diluted (1)	88,124,035	N/A	105,093,515	N/A

Book value	$13,657	$157.26	$19,962	$198.62
Book value, excluding AOCI	$10,268	$118.24	$17,315	$172.28
Ending common shares outstanding	86,841,260	N/A	100,502,488	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	March 31, 2021	December 31, 2020	March 31, 2020
Annuities	$336	$293	$316
Life	$42	$13	$11
Run-off (1)	$76	$25	$(70)
Corporate & Other (1)	$(69)	$(142)	$(46)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Annuities (1)	$2,132	$2,951	$1,969
Life	$23	$15	$16

(1) Annuities sales include sales of a fixed indexed annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $182 million for the first quarter of 2021, $253 million for the fourth quarter of 2020, and $208 million for the first quarter of 2020.
Annuities
Adjusted earnings in the Annuities segment were $336 million in the current quarter, compared with adjusted earnings of $316 million in the first quarter of 2020 and adjusted earnings of $293 million in the fourth quarter of 2020.
There were no notable items in the current quarter or the comparison quarters.
On a quarter-over-quarter basis, adjusted earnings reflect higher net investment income, higher fees and lower reserves, partially offset by higher deferred acquisition costs ("DAC") amortization and higher expenses. On a sequential basis, adjusted earnings reflect higher net investment income and higher fees, partially offset by higher reserves.
As mentioned above, annuity sales increased 8% quarter-over-quarter, driven by higher sales of Shield Level Annuities and variable annuities with FlexChoice Access. Annuity sales decreased 28% sequentially, mainly driven by lower sales of fixed deferred annuities, which offset the growth in Shield Level Annuities and variable annuities with FlexChoice Access.
Life
Adjusted earnings in the Life segment were $42 million in the current quarter, compared with adjusted earnings of $11 million in the first quarter of 2020 and adjusted earnings of $13 million in the fourth quarter of 2020.
There were no notable items in the current quarter or in the first quarter of 2020. The fourth quarter of 2020 included a $17 million unfavorable notable item.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
On a quarter-over-quarter basis, adjusted earnings reflect higher net investment income, partially offset by a lower underwriting margin. On a sequential basis, adjusted earnings, less notable items, reflect higher net investment income.
As mentioned above, life sales increased 44% quarter-over-quarter and 53% sequentially.
Run-off
Adjusted earnings in the Run-off segment were $76 million in the current quarter, compared with an adjusted loss of $70 million in the first quarter of 2020 and adjusted earnings of $25 million in the fourth quarter of 2020.
The current quarter included a $29 million unfavorable notable item related to actuarial system conversions associated with the company's transition to its future state platform. The first quarter of 2020 included a $48 million unfavorable notable item and there were no notable items in the fourth quarter of 2020.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher net investment income. On a sequential basis, adjusted earnings, less notable items, reflect higher net investment income and a higher underwriting margin.
Corporate & Other
Corporate & Other had an adjusted loss of $69 million in the current quarter, compared with an adjusted loss of $46 million in the first quarter of 2020 and an adjusted loss of $142 million in the fourth quarter of 2020.
The current quarter included a $14 million unfavorable notable item related to establishment costs. The first quarter of 2020 included a $14 million unfavorable notable item, and the fourth quarter of 2020 included $66 million of unfavorable notable items.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects higher total preferred stock dividends. On a sequential basis, the adjusted loss, less notable items, reflects a higher tax benefit and lower expenses, partially offset by higher total preferred stock dividends.

Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net investment income	$1,187	$1,037	$916
Adjusted net investment income	$1,192	$1,042	$920

Net Investment Income
Net investment income was $1,187 million and adjusted net investment income* was $1,192 million in the current quarter. Adjusted net investment income increased $272 million on a quarter-over-quarter basis and increased $150 million on a sequential basis. The quarter-over-quarter and sequential results were primarily driven by higher alternative investment income.
The net investment income yield was 5.12% during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	March 31, 2021 (1)	December 31, 2020	March 31, 2020
Statutory combined total adjusted capital	$9.4	$8.6	$7.2

(1) Reflects preliminary statutory results as of March 31, 2021.

Capitalization

At March 31, 2021:

•Estimated combined RBC ratio between 500% and 520%

•Holding company liquid assets were approximately $1.6 billion

•Statutory combined total adjusted capital on a preliminary basis increased to approximately $9.4 billion, driven by strong capital markets in the quarter

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the first quarter of 2021 at 8:00 a.m. Eastern Time on Tuesday, May 11, 2021. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com. To join the conference call via telephone, please dial (844) 358-9117 (+1 (209) 905-5952 from outside the U.S.) and use conference ID 9569868.

A replay of the conference call will be made available until Friday, May 28, 2021, on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2019 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. A.M. Best, 2020.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impact of such strategy on volatility in our profitability measures and negative effects on our statutory capital; material differences from actual outcomes compared to the sensitivities calculated under certain scenarios and sensitivities that we may utilize in connection with our variable annuity risk management strategies; the impact of interest rates on our future ULSG policyholder obligations and net income volatility; the impact of the ongoing worldwide COVID-19 pandemic; the potential material adverse effect of changes in accounting standards, practices or policies applicable to us, including changes in the accounting for long-duration contracts; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in our financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the adverse impact on liabilities for policyholder claims as a result of extreme mortality events; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geo-political or catastrophic events, on our investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the impact of events that adversely affect issuers, guarantors or collateral relating to our investments or our derivatives counterparties, on impairments, valuation allowances, reserves, net investment income and changes in unrealized gain or loss positions; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers; the effectiveness of our policies and procedures in managing risk; the loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of our separation from MetLife, Inc. (“MetLife”) are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements or disagreements regarding MetLife’s or our obligations under our other agreements; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2020, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests and preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL"), except earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees").

The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments.

The tax impact of the adjustments mentioned is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
(loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income, including investment hedge adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE95

CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percent of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in total asset requirement at CTE95, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities risk management strategy. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	March 31, 2021	December 31, 2020	March 31, 2020
Premiums	$184	$191	$198
Universal life and investment-type product policy fees	930	868	886
Net investment income	1,187	1,037	916
Other revenues	127	119	102
Revenues before NIGL and NDGL	2,428	2,215	2,102
Net investment gains (losses)	14	326	(19)
Net derivative gains (losses)	(1,504)	(2,410)	6,902
Total revenues	$938	$131	$8,985

Expenses
Interest credited to policyholder account balances	$297	$276	$259
Policyholder benefits and claims	756	638	1,187
Amortization of DAC and VOBA	91	(156)	770
Interest expense on debt	41	45	47
Other expenses	521	634	470
Total expenses	1,706	1,437	2,733
Income (loss) before provision for income tax	(768)	(1,306)	6,252
Provision for income tax expense (benefit)	(185)	(275)	1,293
Net income (loss)	(583)	(1,031)	4,959
Less: Net income (loss) attributable to noncontrolling interests	2	1	2
Net income (loss) attributable to Brighthouse Financial, Inc.	(585)	(1,032)	4,957
Less: Preferred stock dividends	25	13	7
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$(610)	$(1,045)	$4,950

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	March 31, 2021	December 31, 2020	March 31, 2020
Investments:
Fixed maturity securities available-for-sale	$78,971	$82,495	$71,302
Equity securities	106	138	122
Mortgage loans	15,690	15,808	15,547
Policy loans	1,245	1,291	1,250
Limited partnerships and limited liability companies	3,219	2,810	2,505
Short-term investments	1,673	3,242	4,348
Other invested assets	2,267	3,747	9,658
Total investments	103,171	109,531	104,732
Cash and cash equivalents	4,025	4,108	8,930
Accrued investment income	734	676	868
Reinsurance recoverables	15,257	15,338	14,220
Premiums and other receivables	872	820	774
DAC and VOBA	5,148	4,911	4,862
Current income tax recoverable	—	—	9
Other assets	506	516	550
Separate account assets	112,224	111,969	89,008
Total assets	$241,937	$247,869	$223,953
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$42,426	$44,448	$40,653
Policyholder account balances	55,152	54,508	47,288
Other policy-related balances	3,355	3,411	3,169
Payables for collateral under securities loaned and other transactions	4,281	5,252	10,988
Long-term debt	3,435	3,436	4,365
Current income tax payable	152	126	—
Deferred income tax liability	812	1,620	2,482
Other liabilities	5,018	5,011	5,561
Separate account liabilities	112,224	111,969	89,008
Total liabilities	226,855	229,781	203,514
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	13,858	13,878	12,911
Retained earnings (deficit)	(1,119)	(534)	5,521
Treasury stock	(1,112)	(1,038)	(706)
Accumulated other comprehensive income (loss)	3,389	5,716	2,647
Total Brighthouse Financial, Inc.’s stockholders’ equity	15,017	18,023	20,374
Noncontrolling interests	65	65	65
Total equity	15,082	18,088	20,439
Total liabilities and equity	$241,937	$247,869	$223,953

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	March 31, 2021	December 31, 2020	March 31, 2020
Net income (loss) available to shareholders	$(610)	$(1,045)	$4,950
Less: Net investment gains (losses)	14	326	(19)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(1,509)	(2,415)	6,898
Less: GMIB Fees and GMIB Costs	122	236	(166)
Less: Amortization of DAC and VOBA	84	280	(671)
Less: Market value adjustments and other	31	11	(43)
Less: Provision for income tax (expense) benefit on reconciling adjustments	263	328	(1,260)
Adjusted earnings	385	189	211
Less: Notable items	(43)	(83)	(62)
Adjusted earnings, less notable items	$428	$272	$273

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$(6.96)	$(11.69)	$47.11
Less: Net investment gains (losses)	0.16	3.65	(0.18)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(17.23)	(27.03)	65.64
Less: GMIB Fees and GMIB Costs	1.39	2.64	(1.58)
Less: Amortization of DAC and VOBA	0.96	3.13	(6.38)
Less: Market value adjustments and other	0.35	0.12	(0.41)
Less: Provision for income tax (expense) benefit on reconciling adjustments	3.00	3.67	(11.99)
Less: Impact of inclusion of dilutive shares	0.03	0.02	—
Adjusted earnings per common share	4.36	2.10	2.01
Less: Notable items	(0.49)	(0.92)	(0.59)
Adjusted earnings, less notable items per common share	$4.86	$3.03	$2.60

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net investment income	$1,187	$1,037	$916
Less: Investment hedge adjustments	(5)	(5)	(4)
Adjusted net investment income	$1,192	$1,042	$920

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	March 31, 2021	December 31, 2020	March 31, 2020
Actuarial items and other insurance adjustments	$29	$17	$48
Establishment costs	14	32	14
Debt repayment costs	—	34	—
Total notable items (1)	$43	$83	$62

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$—	$—	$—
Life	—	17	—
Run-off	29	—	48
Corporate & Other	14	66	14
Total notable items (1)	$43	$83	$62

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.